EX-99.77M

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on April 30, 2010, the net assets of CVS Social International Equity Portfolio, a series of Calvert Variable Series, Inc., merged into Calvert VP EAFE International Index Portfolio (formerly Summit EAFE International Index Portfolio).  The merger was accomplished by a tax-free exchange of 1,006,852 shares of CVS Social International Equity Portfolio (valued at $10,969,047) for 157,015 shares of Calvert VP EAFE International Index Portfolio outstanding on April 30, 2010.

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on April 30, 2010, the net assets of CVS Ameritas MidCap Growth Portfolio, a series of Calvert Variable Series, Inc., merged into Calvert VP S&P MidCap 400 Index Portfolio (formerly Summit S&P MidCap 400 Index Portfolio).  The merger was accomplished by a tax-free exchange of 1,607,954 shares of CVS Ameritas MidCap Growth Portfolio (valued at $40,248,159) for 648,641 shares of Calvert VP S&P MidCap 400 Index Portfolio outstanding on April 30, 2010.

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on April 30, 2010, the net assets of CVS Ameritas Small Company Equity Portfolio, a series of Calvert Variable Series, Inc., merged into Calvert VP Russell 2000 Small Cap Index Portfolio (formerly Summit Russell 2000 Small Cap Index Portfolio).  The merger was accomplished by a tax-free exchange of 645,127 shares of CVS Ameritas Small Company Equity Portfolio (valued at $11,427,947) for 198,367 shares of Calvert VP Russell 2000 Small Cap Index Portfolio outstanding on April 30, 2010.